Exhibit 99

FOR IMMEDIATE RELEASE	Investor Contact: David Tucker	281-406-2370
May 3, 2006
Parker Drilling Nearly Triples First Quarter Earnings
Houston, May 3, 2006 — Parker Drilling Company (NYSE: PKD) today announced its financial results for the three months ended March 31, 2006. The Company reported that first quarter 2006 net income increased to $11.5 million, or $0.11 per diluted share, from 2005 first quarter net income of $3.9 million, or $0.04 per diluted share. Net income for the first quarter of 2006 includes income tax expense of $14.5 million, of which $8.9 million, or $0.08 per diluted share, was non-cash deferred tax expense compared to no deferred tax expense in the $4.9 million of income tax expense in the first quarter of 2005. Revenues for the first quarter of 2006 increased 23 percent to $147.3 million from 2005 first quarter revenues of $120.2 million.
Earnings before interest, taxes, depreciation and amortization (EBITDA) was $50.3 million for the first quarter of 2006 and was 44 percent higher than the $34.9 million reported in the first quarter of 2005 and 15 percent higher than the $43.9 million reported in the fourth quarter of 2005. This marks the sixth consecutive quarter of EBITDA improvement and is the highest quarterly EBITDA in 25 years. (The details of the EBITDA calculation, a non-GAAP financial measure, for the current and prior eight quarters are defined and reconciled later in this press release to their most directly comparable GAAP financial measure.)
The average utilization of international land rigs for the first quarter of 2006 increased to 84 percent, significantly higher than the 67 percent reported for the first quarter of 2005. Average utilization for the Gulf of Mexico barge rigs for the first quarter of 2006 was 73 percent, compared to 77 percent reported for the first quarter of 2005. This decline in utilization is mainly due to barge rig 12’s shipyard program which is scheduled to be completed within the next two weeks. The Company’s deep drilling barge dayrates in the Gulf of Mexico during the first quarter of 2006 averaged $37,700, up approximately 50 percent, or $12,700 per day, from the first quarter of 2005 and approximately 10 percent, or $3,400 per day, above the fourth quarter of 2005.
Quail Tools, Parker Drilling’s specialized drilling and production rental tools subsidiary, continued its outstanding performance as it posted a quarterly record with revenues of $27.3 million. This follows Quail’s record-setting 2005, in which it posted $94.8 million in total revenues, the highest in Quail Tools’ history. Quail Tools opened a new service area in the Williston Basin in the first quarter of 2006, and additional expansion is scheduled as Quail plans to open a new operating facility located in Northeast Texas, covering the Barnett Shale area and Fayetteville Shale area in Arkansas.
The Company also announced today that its barge rig 76 was awarded a one-year term contract beginning in June for work along the Southeast Louisiana coast by McMoRan Exploration, where it is currently drilling ultra-deep gas prospects.
“Parker Drilling delivered solid revenue and earnings per share results for the quarter,” said Robert L. Parker Jr., chairman, president and chief executive officer. “We expect to continue to realize strong near-term contributions from Quail Tools and increased dayrates in our U.S. Gulf of Mexico transition zone market. The benefits from the Quail Tools expansion and rising international dayrates, contract rollovers and increasing activity are expected to contribute significantly to results throughout the rest of the year.”
Capital expenditures for the first quarter were $35.9 million. Total debt was $379.9 million at March 31, 2006, and the Company’s cash balance was $186.6 million.
Business highlights during the first quarter included:
•	The formation of a joint venture company between Parker Drilling Company and Abdullah Rasheed Al-Rushaid Company for Drilling Oil and Gas Limited, which will perform four drilling contracts, each with a term of three years with a one-year option, for Saudi Aramco.

•	In January, Parker Drilling completed a public offering of 8,900,000 shares of its common stock, proceeds of which totaled approximately $100 million. The Company is using the net proceeds, together with cash on hand, to invest in the expansion of its rig fleet and Quail Tools.

•	Land rig 121 was awarded a one-year contract by Golden Gate Petroleum, Ltd., for work on Padre Island, Texas. Work will begin in June following completion of the rig’s current contract in Mexico. The contract also includes options for four, six-month extension periods.

•	Parker land rig 225 mobilized from an inactive status in Indonesia for a two-well contract with Tullow Bangladesh Ltd. in Bangladesh. The well program is expected to last for approximately six months, and the contract includes options for two additional wells.

•	Barge rig 12 was awarded three consecutive two-month contracts by Gulfport Energy Corporation for work along the Southwest Louisiana coast. Rig 12 is currently being upgraded from a workover to deep drilling barge rig and is expected to depart the shipyard in mid-May.

“We are off to a good start in an important year for the Company,” Parker said. “Based on the strong first quarter financial results and our continued positive outlook, we expect to finish the year at least at the high end of our previous 2006 diluted earnings per share guidance.”
Parker has scheduled a conference call at 10 a.m. CST (11 a.m. EST) May 3, 2006 to discuss first quarter 2006 results. Those interested in participating in the call may dial in at (303) 205-0066. The conference call replay can be accessed from May 3 through May 10 by dialing (303) 590-3000 and using the access code 11058860#. Alternatively, the call can be accessed live through the Company’s website at http://www.parkerdrilling.com and will be archived on the site for 12 months.
This release contains certain statements that may be deemed to be “forward-looking statements" within the meaning of the Securities Acts. All statements, other than statements of historical facts, that address activities, events or developments that the Company expects, projects, believes or anticipates will or may occur in the future, including earnings per share guidance, the outlook for rig utilization and dayrates, general industry conditions including bidding activity, future operating results of the Company’s rigs and rental tool operations, capital expenditures, expansion and growth opportunities, asset sales and other such matters, are forward-looking statements. Although the Company believes that its expectations stated in this release are based on reasonable assumptions, actual results may differ materially from those expressed or implied in the forward-looking statements. For a detailed discussion of risk factors that could cause actual results to differ materially from the Company’s expectations, please refer to the Company’s reports filed with the SEC, and in particular, the report on Form 10-K for the year ended December 31, 2005. Each forward-looking statement speaks only as of the date of this release, and the Company undertakes no obligation to publicly update or revise any forward-looking statement.

PARKER DRILLING COMPANY AND SUBSIDIARIES
Consolidated Condensed Statements of Operations
(Unaudited)

	Three Months Ended March 31,
	2006	2005
	(Dollars in Thousands)
DRILLING AND RENTAL REVENUES
U.S. Drilling	$40,253	$27,117
International Drilling	79,830	72,172
Rental Tools	27,251	20,954

TOTAL DRILLING AND RENTAL REVENUES	147,334	120,243

DRILLING AND RENTAL OPERATING EXPENSES
U.S. Drilling	17,470	14,388
International Drilling	61,372	55,803
Rental Tools	10,470	8,185
Depreciation and Amortization	16,957	16,876

TOTAL DRILLING AND RENTAL OPERATING EXPENSES	106,269	95,252

DRILLING AND RENTAL OPERATING INCOME	41,065	24,991

General and Administrative Expense	(7,694)	(6,976)
Gain on Disposition of Assets, Net	448	552

TOTAL OPERATING INCOME	33,819	18,567

OTHER INCOME AND (EXPENSE)
Interest Expense	(9,101)	(11,056)
Change in Fair Value of Derivative Position	813	1,607
Loss on Extinguishment of Debt	(2)	(1,429)
Other Income (Expense) — Net	425	1,001

TOTAL OTHER INCOME AND (EXPENSE)	(7,865)	(9,877)

INCOME BEFORE INCOME TAXES	25,954	8,690

INCOME TAX EXPENSE
Current Tax Expense	5,563	4,852
Deferred Tax Benefit	8,933	—

TOTAL INCOME TAX EXPENSE	14,496	4,852

INCOME FROM CONTINUING OPERATIONS	11,458	3,838
Discontinued Operations, Net of Taxes	—	91

NET INCOME	$11,458	$3,929

EARNINGS PER SHARE — BASIC
Income From Continuing Operations	$0.11	$0.04
Discontinued Operations, Net of Taxes	$—	$—
Net Income	$0.11	$0.04

EARNINGS PER SHARE — DILUTED
Income From Continuing Operations	$0.11	$0.04
Discontinued Operations, Net of Taxes	$—	$—
Net Income	$0.11	$0.04

AVERAGE COMMON SHARES OUTSTANDING
Basic	104,469,893	94,948,637
Diluted	106,315,826	96,145,661

PARKER DRILLING COMPANY AND SUBSIDIARIES
Consolidated Condensed Balance Sheets
(Unaudited)

	March 31, 2006	December 31, 2005
	(Dollars in Thousands)
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$186,630	$60,176
Marketable Securities	—	18,000
Accounts and Notes Receivable, Net	118,122	104,681
Rig Materials and Supplies	17,264	18,179
Deferred Costs	3,548	4,223
Deferred income taxes	12,018	12,018
Other Current Assets	49,358	64,058

TOTAL CURRENT ASSETS	386,940	281,335

PROPERTY, PLANT AND EQUIPMENT, NET	373,515	355,397

OTHER ASSETS
Goodwill	107,606	107,606
Other Assets	48,860	57,282

TOTAL OTHER ASSETS	156,466	164,888

TOTAL ASSETS	$916,921	$801,620

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Current Portion of Long-Term Debt	$—	$—
Accounts Payable and Accrued Liabilities	145,181	150,755

TOTAL CURRENT LIABILITIES	145,181	150,755

LONG-TERM DEBT	379,853	380,015

OTHER LIABILITIES	11,009	11,021

STOCKHOLDERS’ EQUITY	380,878	259,829

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$916,921	$801,620

Current Ratio	2.67	1.87

Total Long-Term Debt as a Percent of Capitalization	50%	59%

Book Value Per Common Share	$3.53	$2.66

PARKER DRILLING COMPANY AND SUBSIDIARIES
Selected Financial Data
(Unaudited)

	Three Months Ended
	March 31,		December 31,
	2006	2005	2005
	(Dollars in Thousands)
DRILLING AND RENTAL REVENUES
U.S. Drilling	$40,253	$27,117	$36,162
International Land Drilling	66,126	56,552	72,503
International Offshore Drilling	13,704	15,620	15,482
Rental Tools	27,251	20,954	25,413

Total Drilling and Rental Revenues	147,334	120,243	149,560

DRILLING AND RENTAL OPERATING EXPENSES
U.S. Drilling	17,470	14,388	18,423
International Land Drilling	49,211	42,322	55,315
International Offshore Drilling	12,161	13,481	13,199
Rental Tools	10,470	8,185	10,723

Drilling and Rental Operating Expenses	89,312	78,376	97,660

DRILLING AND RENTAL OPERATING INCOME
U.S. Drilling	22,783	12,729	17,739
International Land Drilling	16,915	14,230	17,188
International Offshore Drilling	1,543	2,139	2,283
Rental Tools	16,781	12,769	14,690
Depreciation and Amortization	(16,957)	(16,876)	(16,619)

Total Drilling and Rental Operating Income	41,065	24,991	35,281

General and Administrative Expense	(7,694)	(6,976)	(8,011)
Provision for Reduction in Carrying Value of Certain Assets	—	—	(2,584)
Gain on Disposition of Assets, Net	448	552	3,185

TOTAL OPERATING INCOME	$33,819	$18,567	$27,871

Marketable Rig Count Summary
As of March 31, 2006

Total
U.S. Gulf of Mexico Barge Rigs
Workover	6
Intermediate	4
Deep	9

Total U.S. Gulf of Mexico Barge Rigs	19

International Land Rigs
Asia Pacific	9
Mexico	7
CIS	8

Total International Land Rigs	24

International Barge Rigs
Mexico	1
Nigeria	2
Caspian Sea	1

Total International Barge Rigs	4

Total International Rigs	28

Total Marketable Rigs	47

PARKER DRILLING COMPANY AND SUBSIDIARIES
Adjusted EBITDA
(Unaudited)

	Three Months Ending
	03/31/06	12/31/05	09/30/05	06/30/05	03/31/05	12/31/04	09/30/04	06/30/04	03/31/04
Income (Loss) from Continuing Operations	$11,458	$56,707	$18,073	$20,194	$3,838	$(2,147)	$(24,802)	$(16,022)	$(7,594)
Adjustments:
Income Tax Expense	14,496	(39,087)	2,165	3,486	4,852	3,001	4,542	3,417	4,049
Total Other Income and Expense	7,865	10,251	9,627	15,140	9,877	10,698	22,027	13,017	13,681
Gain on Disposition of Assets, Net	(448)	(3,185)	(5,943)	(15,898)	(552)	(2,328)	(333)	(346)	(723)
Depreciation and Amortization	16,957	16,619	16,563	17,146	16,876	18,642	17,806	16,544	16,249
Provision for Reduction in Carrying Value	—	2,584	2,300	—	—	6,562	—	6,558	—

Adjusted EBITDA	$50,328	$43,889	$42,785	$40,068	$34,891	$34,428	$19,240	$23,168	$25,662